UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

of the

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 4, 2009

The X-Change Corporation
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

002-41703 (Commission File Number)	90-0156146 (IRS Employer Identification Number)

17120 N. Dallas Parkway, Ste. 235, Dallas, Texas  75248
Address of principal executive offices)

(972) 361-0036
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02  Termination of Material Definitive Agreement.

On May 4, 2009, The X-Change Corp. (the “Company”) entered into a Settlement Agreement and Release with Airgate Technologies Inc. ("Airgate"), HM Energy Technologies Inc. ("HM"), WM Chris Mathers ("Mathers"), Kathleen Hanafan ("Hanafan"), Duke Loi ("Loi"), Samson Investment Company ("Samson"), Ironman PI Fund (QP), L.P. ("Ironman"), John Thomas Bridge and Opportunity Fund, LP ("John Thomas" collectively with Samson and Ironman, "SIJ") and Melissa CR 364, LTD ("Melissa").

                Under the terms of the Agreement, (i) SIJ foreclosed on the assets of Airgate, which had been security for the SIJ Notes; (ii) SIJ transferred and assigned 7,196,429 shares common stock held by Samson, 7,196,429 share of X-Change common stock held by Ironman and 2,321,428 shares of X-Change common stock held by John Thomas, comprising all of the shares of Company common stock owned by them, to Melissa and others; (iii) SIJ cancelled the SIJ Notes, SIJ Guaranty, the Tranche A Warrants and the Tranche B Warrants issued in connection with the SIJ Notes, and any other security convertible or exchangeable into the common stock of X-Change; (iv) SIJ and Hanafan paid $75,000.00 to Melissa to defray costs to be incurred by X-Change for completion of an audit of X-Change and Airgate for the fiscal year end December 31, 2008; and (v) all the parties agree to mutual releases and confidentiality, except that Melissa did not release X-Change from the Melissa Note.

                As a result of the various transactions effected under the Agreement, SIJ surrendered all of their shares in the Company; cancelled financial obligations of the Company that exceeded $3.6 million, with interest; and terminated their rights under warrant and guaranty agreements.  The Company provided all parties with a full release of claims, known and unknown, in exchange for these various surrenders, cancelations and terminations.  To the extent that the cancelation of debt constitutes a taxable event, the Company’s net operating loss carry-forward will more than off-set any taxes due for such income.

SIGNATURES

                Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

June 17, 2009	The X-Change Corporation

/s/ Michele Sheriff
Michele Sheriff, President